Exhibit 24(b)10: Consent of Independent Registered Public Accounting Firm

Exhibit 99-B.10 – Consent of Ernst and Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Experts” and “Financial Statements” and to the use of our report dated March 31, 2006, with respect to the statutory-basis financial statements of ReliaStar Life Insurance Company as of December 31, 2005 and 2004 and for the years then ended, and to the use of our report dated March 22, 2006, with respect to the statements of assets and liabilities of ReliaStar Select Variable Account as of December 31, 2005, and the related statements of operations for the year then ended, and the statements of changes in net assets for each of the two years in the period then ended, included in Post-Effective Amendment No. 19 to the Registration Statement (Form N-4 No. 33-69892) and the related Prospectus and Statement of Additional Information of ReliaStar Select Variable Account.

/s/ Ernst & Young LLP

Atlanta, Georgia

April 17, 2006